EXHIBIT 10.5

       Letter between Xin Hai Technology Development L.T.D. and Infornet
                     Investment, L.T.D. dated April 13, 2000

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                      Xin Hai Technology Development Ltd.
                 Suite 210, Building B NO. 11, Wu Gen Lin Road,
                        West District, City of Beijing,
                           Peoples' Republic of China


                                 April 13, 2000


Infornet Investment Ltd.
15th Floor, Hutchison House
19 Harcourt Road
Hong Kong

Attention:  Ernest Cheung

Dear Sirs:

                      Re: Cooperative Joint Venture between
                Xin Hai Technology Development Ltd. ("Xin Hai")
                    and Infornet Investment Ltd. ("Infornet")

We acknowledge that under Article 5 of the Cooperative Joint Venture Contract dated as of August 25, 1997 between our two companies (the "JV Contract"), that Infornet shall be responsible for making all the required capital contribution and external financing for the joint venture company as contemplated in Article 3 of the JV Contract.

We further acknowledge that, pursuant to Article 4 of the JV Contract, until such time as Infornet's total investment and interest from the external financing in the joint venture company has been fully recovered, the distribution of profits shall be in accordance with the following percentages:

          Infornet - 80% of profits
          Xin Hai - 20% of profits

Under Article 6 of the JV Contract, the board of directors of the joint venture company shall be composed of four directors, of which two shall be designated by Xin Hai and two by Infornet. In addition, unanimous approval of all the joint venture company directors shall be required before any decision is made concerning certain matters as listed in section 6.3 of Article 6 of the JV Contract.

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In consideration of Infornet's sole responsibility for the capital  contribution and external financing of the joint venture company and in order to ensure that the joint venture company may carry on its business in China in an efficient manner, Xin Hai hereby agrees that effective August 25, 1997 and continuing until such time as Infornet's total investment and interest from the external financing in the joint venture has been fully recovered and thereafter for a period of 15 years, that Xin Hai will agree to nominate as its two directors in the joint venture company only those persons who have been selected and approved by Infornet. Xin Hai is currently very pleased with the current board of directors which is made up of Mr. Marc Hung, Mr. Ernest Cheung, Mr. Maurice Tsakok and Mr. Wei Xin. There are no plans to change the board. Xin Hai hereby irrevocably agrees that its nominee will vote with Infornet nominees on all matters at the board level.

This amends the letter of Agreement dated October 1, 1999. This new letter of Agreement will allow the nomination of directors by Infornet for another 15 years after the recovery of total investment and interest.


                         Sincerely,

                         Xin Hai Technology Development Ltd.


                         Per:/s/
                         Authorized Signatory